[7/31/03 Initial Discussion Draft. Subject to and Review By
                                        Stradley, Ronon, Stevens & Young Opinion
                                                                      Committee]

                                                 August 1, 2003

The Trustees of
Cullen Funds Trust
645 Fifth Avenue
New York, NY  10022

                  RE: Cullen Funds Trust

Ladies and Gentlemen:

     We have acted as special Delaware counsel to Cullen Funds Trust, a Delaware statutory trust (the "Trust"), to furnish this opinion to you in connection with certain matters relating to the shares ("Shares") of beneficial interest in Cullen High Dividend Equity Fund (the "Fund"). This opinion is being delivered to you at your request. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, Agreement and Declaration of Trust, dated as of March 21, 2000 (the "Declaration"), by James P. Cullen, as initial trustee (the "Initial Trustee") and as amended on May 10, 2001 (the "Declaration").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

     (a) A certified copy of the Certificate of Trust of the Trust (the "Certificate of Trust") which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on March 21, 2000;

     (b)  The Declaration;

     (c) A certificate of good standing for the Trust issued by the Secretary of State on August 1, 2003;

     (d) The unanimous written consent of the Trustees (the "Resolutions") authorizing the Cullen High Dividend Equity Fund as a series of the Trust (the "Series");

     (e) The Statement of Additional Information dated August 1, 2003 relating to the Fund (the "SAI");

     (f)  The Prospectus relating to the Fund dated August 1, 2003; and

     (g) A certificate of the Secretary of the Trust, certifying as to the truth and accuracy The Trustees of Cullen Funds Trust August 1, 2003



Page 2 of the Resolutions.

     Other than our review of the documents listed above (the "Reviewed Documents"), we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination. As to certain factual matters, we have relied without independent investigation upon the representations and warranties and other statements of fact contained in the Reviewed Documents for the truth, accuracy and completeness of the matters contained therein.

Based upon and subject to the foregoing and subject to the exceptions, assumptions and limitations set forth herein below, it is our opinion that:

     1. The Trust has been duly formed and is validly existing as a statutory trust under the laws of the State of Delaware; and

     2. The Shares of the Series have been duly authorized. When issued and delivered to a purchaser in accordance with the Declaration, the Resolution and the Delaware Statutory Trust Act, 12 Del.C. Ch. 38 (the "Act"), and paid for by a purchaser as required by the Declaration, the Resolution and the Act, the Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinions are subject to the following exceptions, assumptions and limitations:

     A. The foregoing opinions are limited solely to the application of the Delaware Statutory Trust Act, 12 Del.C. Ch. 38, to the matters set forth herein, which in our experience is the law of the State of Delaware normally applicable to such matters (with the exception that the Delaware Securities Act may be applicable to such matters, but we have been expressly requested not to consider such law). We do not express an opinion as to any federal laws or the laws of any other jurisdiction. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     B. We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) that the Declaration is the only agreement with respect to the creation, operation and termination of the Trust and that it has not been amended or modified in any respect, and (iv) that no action has been taken to dissolve or terminate the Trust. The Trustees of Cullen Funds Trust August 1, 2003 Page 3


     C. With respect to the Reviewed Documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies or specimens and that all documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as stated herein.

     This opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by or furnished to any person or entity for any purpose. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the SAI.

                                    Very truly yours,

                                    STRADLEY, RONON, STEVENS & YOUNG, LLP


                                    By: /s/ Ellisa Osptbaum Habbart
                                        ---------------------------
                                        Ellisa Opstbaum Habbart, A Partner


EOH/SPD/ghw